UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Notes offered hereby	$33,000,000.00	100.00%	$33,000,000.00	$1,296.90(1)

(1)   The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $36,204.52 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $1,296.90 registration fee for this offering, $34,907.62 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 283 dated August 28, 2008	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement and Prospectus dated February 5, 2007	Registration Statement No. 333-140456
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

0.25% Enhanced Growth Securities
Linked to the Common Stock of Research in Motion Limited
due January 16, 2009
with Capped Upside

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer: Agent: Principal Amount:

Eksportfinans ASA

Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Each security will have a principal amount and initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date: Underlying Stock:

January 16, 2009

The securities are linked to the common stock of Research in Motion Limited. Research in Motion Limited has no obligations relating to, and does not sponsor or endorse, the securities.

Interest: Payment at Maturity:

0.25% per annum, to be payable monthly beginning on October 16, 2008.

The amount you receive at maturity, for each security you own, will depend upon the closing price of the Underlying Stock on the valuation date.

If the final stock price is greater than the initial stock price, at maturity you will receive a payment per security equal to the principal amount plus an enhanced upside payment equal to double the percentage increase of the price of the Underlying Stock, not to exceed in the aggregate $1,300.00.

If the final stock price is less than or equal to the initial stock price, at maturity you will receive, for each security you hold, a payment per security based on the full percentage decrease of the level of the Underlying Stock.

If the closing price of the Underlying Stock on the valuation date is less than the initial stock price, you will lose some or all of the principal amount of your securities.

The initial stock price equals the closing price per share of the Underlying Stock on the trade date. The final stock price equals the closing price per share of the Underlying Stock on the valuation date multiplied by the share multiplier. The valuation date will be January 14, 2009, subject to postponement in the case of a market disruption event.

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date: Original Issue Date: CUSIP Number: ISIN:	August 28, 2008 September 5, 2008 282649AF9 US282649AF95

For a detailed description of the terms of the securities, see "Summary Information" beginning on page P-1 and "Specific Terms of the Securities" beginning on page P-12

Investing in the securities involves risks. See "Risk Factors" beginning on page P-8.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$33,000,000.00
Maximum Underwriting Discount and Commission	$2.50	$82,500.00
Maximum Proceeds to Eksportfinans ASA	$997.50	$32,917,500.00

     Wachovia Capital Markets, LLC may offer the securities in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wachovia Securities

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 0.25% Enhanced Growth Securities Linked to the Common Stock of Research in Motion Limited due January 16, 2009 with Capped Upside, which we refer to as the securities. You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the sections entitled "Risk Factors" in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to "Eksportfinans", "we", "us" and "our" or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on January 16, 2009. The return on the securities is linked to the performance of the common stock of Research in Motion Limited, which we refer to as the Underlying Stock Issuer.

     As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled "Medium-Term Notes" that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see "Specific Terms of the Securities" beginning on page P-12.

     Each security will have a principal amount and initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If the final stock price is less than the initial stock price, you will lose some or all of your principal.

Will I receive interest on the securities?

     The securities will bear interest at a rate of 0.25% per annum, payable on the 16th of each month, beginning on October 16, 2008 to and including the maturity date.

What will I receive upon maturity of the securities?

     The securities will mature on January 16, 2009. On the maturity date, for each security you hold, you will receive a payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the price of the Underlying Stock on the valuation date.

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final stock price is greater than the initial stock price, the maturity payment amount per security will be the initial stock price plus the Enhanced Upside Payment, or

  If the final stock price is less than or equal to the initial stock price, the maturity payment amount per security will be the principal amount times (the final stock price divided by the initial stock price).

  If the final stock price is less than the initial stock price, you will lose some or all of the value of your principal.

     The Enhanced Upside Payment is equal to 2 times the Underlying Stock performance multiplied by the principal amount.

However, in no event may the Enhanced Upside Payment exceed $300.00 (such Enhanced Upside Payment plus the principal amount being the maximum payment at maturity).

     The Underlying Stock performance is equal to the percentage increase in the price of the Underlying Stock from the initial stock price to the final stock price, and can be expressed by the following formula:

(final stock price – initial stock price)
initial stock price

     The initial stock price is $126.65.

     The final stock price will be determined by the calculation agent and will equal the closing price per share of the Underlying Stock multiplied by the share multiplier, each as of the valuation date.

     The share multiplier is 1.0, subject to adjustment for certain corporate events relating to the Underlying Stock described in this pricing supplement under "Specific Terms of the Securities — Antidilution Adjustments".

     The valuation date means January 14, 2009. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     The relevant exchange is the primary United States securities exchange or organized market of trading for the Underlying Stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market in the United States on which the distribution property (as defined below under "Additional Information — Antidilution Adjustments — Adjustments for Reorganization Events" on page P-20) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange as of the date of this pricing supplement is the NYSE.

     If the final stock price is less than the initial stock price, you will lose some or all of your principal.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount. For purposes of these examples we have assumed the following:

     Initial stock price: $126.65

     Maximum payment at maturity: $1,300.00

     Share multiplier on the valuation date: 1.0

     Example 1 — The hypothetical final stock price is equal to 60.00% of the initial stock price:

     Hypothetical final stock price: $75.99

     Payment at maturity (per security) = $1,000.00 × (75.99/126.65) = $600.00

     Since the hypothetical final stock price is less than the initial stock price, the maturity payment amount per security would be equal to $600.00, representing a 40.00% loss of the principal amount of your security.

     Example 2 — The hypothetical final stock price is equal to 110.00% of the initial stock price:

     Hypothetical final stock price: $139.32

     Enhanced Upside Payment = 2.00 × Underlying Stock performance × $1,000.00

2.00 ×	(139.32 – 126.65) 126.65	× $1,000.00 = $200.00

Maturity payment amount (per security)	= $1,000.00 + Enhanced Upside Payment
= $1,000.00 + $200.00
= $1,200.00

     Since the hypothetical final stock price is greater than the initial stock price, you would receive 2.00 times the amount of the percentage change in the price of the Underlying Stock, subject to the maximum payment at maturity. Your total cash payment at maturity would be $1,200.00 per security, representing a 20.00% return above the principal amount of your securities.

     Example 3 — The hypothetical final stock price is equal to 130.00% of the initial stock price:

     Hypothetical final stock price: $164.65

     Enhanced Upside Payment = 2.00 × Underlying Stock performance × $1,000.00

2.00 ×	(164.65 – 126.65) 126.65	× $1,000.00 = $600.00

Maturity payment amount (per security)	= $1,000.00 + Enhanced Upside Payment
= $1,000.00 + $300.00
= $1,300.00

     Since the hypothetical final stock price is greater than the initial stock price, you would receive 2.00 times the amount of the percentage change in the price of the Underlying Stock, subject to the maximum payment at maturity. Although the calculation of the Enhanced Upside Payment without taking into account the maximum payment at maturity would generate a result of $600.00 per security, your maturity payment amount would be limited to $1,300.00 per security, representing a 30.00% return above the principal amount of your securities, because the payment on the securities at maturity may not exceed the maximum payment at maturity.

HYPOTHETICAL RETURNS

     The following table illustrates the hypothetical maturity payment amount and corresponding hypothetical return at maturity per security, based on the following:

  the initial stock price;

  the maximum payment at maturity;

  a range of hypothetical final stock prices and the corresponding hypothetical price return of the Underlying Stock; and

  an interest rate of 0.25%.

     The figures below are for purposes of illustration only. The actual maturity payment amount and the resulting return (inclusive of coupons) will depend on the actual final stock price determined by the calculation agent as described in this pricing supplement.

		Hypothetical total	Hypothetical payment
	Hypothetical price	return at maturity of	at maturity per
Hypothetical final	return of the	the securities	security (including
stock price	Underlying Stock	(including interest)(2)	interest)

$63.33	-50%	-49.91%	$500.91
$69.66	-45%	-44.91%	$550.91
$75.99	-40%	-39.91%	$600.91
$82.32	-35%	-34.91%	$650.91
$88.66	-30%	-29.91%	$700.91
$94.99	-25%	-24.91%	$750.91
$101.32	-20%	-19.91%	$800.91
$107.65	-15%	-14.91%	$850.91
$113.99	-10%	-9.91%	$900.91
$120.32	-5%	-4.91%	$950.91
$126.65(1)	0%	0.09%	$1,000.91
$132.98	5%	10.09%	$1,100.91
$139.32	10%	20.09%	$1,200.91
$145.65	15%	30.09%	$1,300.91
$151.98	20%	30.09%	$1,300.91
$158.31	25%	30.09%	$1,300.91
$164.65	30%	30.09%	$1,300.91
$170.98	35%	30.09%	$1,300.91
$177.31	40%	30.09%	$1,300.91
$183.64	45%	30.09%	$1,300.91
$189.98	50%	30.09%	$1,300.91

(1)	This is also the initial stock price.

(2)	The returns at maturity specified above are not annualized rates of return but rather actual returns over the term of the security and, in the case of the securities, are calculated based on a 131 day investment term and, in the case of the Underlying Stock, do not take into account dividends, if any, paid on the Underlying Stock or any transaction fees and expenses.

     The following graph sets forth the return at maturity for a range of final stock prices. The Underlying Stock return at maturity does not take into account dividends, if any, paid on the Underlying Stock or any transaction fees and expenses.

Return Profile of Enhanced Growth Securities vs. Research in Motion Limited Stock Price

$1000 Invested in Enhanced Growth Securities
$1000 Invested in Underlying Stock
Maximum Payment at Maturity $1,300
Enhanced Growth
Security Payout at Maturity
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
-40.0%
-30.0%
-20.0%
-10.0%
0.0%
10.0%
20.0%
30.0%
40.0%
Underlying Stock Return at Maturity

Who should or should not consider an investment in the securities?

We have designed the securities for investors who:

  are willing to make an investment that is exposed to the full downside performance risk of the Underlying Stock and consequently may lose some or all of the value of their principal,

  want to participate in 2.00 times the possible appreciation in the price of Underlying Stock (measured by the percentage change in the price of the Underlying Stock based on the final stock price relative to the initial stock price), subject to the maximum payment at maturity of 30.00% over the principal amount of the securities, and want to receive monthly interest payments at a rate of 0.25% per year.

     The securities are not designed for, and may not be a suitable investment for, investors who are unwilling to make an investment that is exposed to the full downside performance risk of the Underlying Stock. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings, or who are unable or unwilling to hold the securities to maturity.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market price of the Underlying Stock, dividend yields on the Underlying Stock, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market price of the Underlying Stock. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see "Risk Factors — Many factors affect the market value of the securities".

Who is Research in Motion Limited?

     According to publicly available information, Research in Motion Limited is a designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, Research in Motion Limited provides platforms and solutions for access to time-sensitive information including email, phone, SMS messaging, Internet and intranet-based applications. Research in Motion Limited technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data. You should independently investigate the Underlying Stock Issuer and decide whether an investment in the securities linked to the Underlying Stock is appropriate for you.

     Because the Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the Exchange Act), the Underlying Stock Issuer is required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the SEC). Information provided to or filed with the SEC by the Underlying Stock Issuer can be located by reference to SEC file number 000-29898 and inspected at the SEC's public reference facilities or accessed over the Internet through the SEC's website. The address of the SEC's website is http://www.sec.gov. In addition, information regarding the Underlying Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the section entitled "The Underlying Stock — The Underlying Stock Issuer" in this pricing supplement.

What is the Underlying Stock Issuer's role in the securities?

     The Underlying Stock Issuer has no obligations relating to the securities or amounts to be paid to you, including no obligation to take the needs of Eksportfinans or of holders of the securities into consideration for any reason. The Underlying Stock Issuer will not receive any of the proceeds of the offering of the securities, is not responsible for, and has not participated in, the offering of the securities and is not responsible for, and will not participate in, the determination or calculation of the maturity payment amount. Eksportfinans is not affiliated with the Underlying Stock Issuer.

How has the Underlying Stock performed historically?

     You can find a table with the high, low and closing prices per share of the Underlying Stock during each calendar quarter from the last calendar quarter of 2004 to the present in the section entitled "The Underlying Stock — Historical Data" in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of the Underlying Stock as an indication of how the Underlying Stock will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We intend to characterize the securities as income-bearing financial contracts under which you will be required to treat the income payable on the securities as ordinary income. You will be required to characterize the securities for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative position. For further discussion, see "Taxation in the United States" in this pricing supplement and in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled "Risk Factors — There may not be an active trading market for the securities" in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of some or all of your principal. We urge you to read the detailed explanation of risks in "Risk Factors" beginning on page P-8.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under "Risk Factors — Risks related to indexed linked notes or notes linked to certain assets" in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Underlying Stock to which the securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     Unlike standard senior non-callable debt securities, the securities do not guarantee the return of the principal amount at maturity. With an investment in the securities, you bear the risk of losing some or all of the value of your principal if the final stock price is less than the initial stock price. Accordingly, if the final stock price is less than the initial stock price, you will lose some or all of the value of the principal amount of your securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative if the final stock price is less than the initial stock price, may be less than the return you could earn on other investments. Your maturity payment amount in cash will not be greater than the maximum payment at maturity. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return is limited and will not reflect the return of owning the Underlying Stock

     You should understand that the opportunity to participate in the possible appreciation in the price of the Underlying Stock through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum payment at maturity. The maximum payment at maturity represents a maximum appreciation on the securities of 30.00% over the principal amount of the securities. Although any positive return on the securities will be based on double the percentage increase in the price of the Underlying Stock, in no event will the amount you receive at maturity be greater than the maximum payment at maturity of 30.00% over the principal amount of the securities. However, if the final stock price is less than the initial stock price, you will realize the entire decline and will lose some or all of your principal.

Owning the securities is not the same as owning the Underlying Stock

     The return on your securities will not reflect the return you would realize if you actually owned and held the Underlying Stock for a similar period. As a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the Underlying Stock, and you will not have voting rights or any other rights that holders of the Underlying Stock may have. Even if the price of the Underlying Stock increases above the initial stock price during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the price of the Underlying Stock to increase while the market value of the securities declines.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors, such as the increase, if any, in the market price of the Underlying Stock. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wachovia Capital Markets, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wachovia Capital Markets, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. We expect that the market value of the securities will depend substantially on the market price of the Underlying Stock at any time during the term of the securities relative to the initial stock price. If you choose to sell your securities when the market price of the Underlying Stock exceeds or is equal to the initial stock price, you may receive substantially less than the amount that would be payable at maturity based on this market price because of the expectation that the market price of the Underlying Stock will continue to fluctuate until the final stock price is determined. In addition, we believe that other factors that may influence the value of the securities include:

  the volatility (frequency and magnitude of changes in market price) of the Underlying Stock and in particular market expectations regarding the volatility of the Underlying Stock;

  interest rates generally as well as changes in interest rates and the yield curve;

  the dividend yield on the Underlying Stock;

  the time remaining to maturity;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect stock markets in general and that may affect the Underlying Stock Issuer and the market price of the Underlying Stock.

We and our affiliates have no affiliation with the Underlying Stock Issuer and are not responsible for their public disclosure of information

     We and our affiliates are not affiliated with the Underlying Stock Issuer in any way and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the maturity payment amount, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Underlying Stock Issuer. None of the money you pay for your securities will go the Underlying Stock Issuer. Since the Underlying Stock Issuer is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Underlying Stock Issuer may take actions that will adversely affect the market value of the securities.

     This pricing supplement relates only to the securities and does not relate to the Underlying Stock. We have derived the information about the Underlying Stock Issuer in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any "due diligence" investigation or any inquiry of the Underlying Stock Issuer in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Underlying Stock Issuer contained in this pricing supplement. Furthermore, we do not know whether the Underlying Stock Issuer has disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market price of the Underlying Stock and, therefore, the initial stock price and the final stock price of the Underlying Stock that the calculation agent will use to determine the maturity payment amount with respect to your securities. You, as an investor in the securities, should investigate the Underlying Stock Issuer on your own.

Historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities

     It is impossible to predict whether the market price of the Underlying Stock will rise or fall. The Underlying Stock has performed differently in the past and is expected to perform differently in the future. The market price of the Underlying Stock will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Underlying Stock Issuer. You should refer to "The Underlying Stock" beginning on page P-24 for a description of the Underlying Stock Issuer and historical data on the Underlying Stock.

You have limited antidilution protection

     Wachovia Capital Markets, LLC, as calculation agent for your securities, will, in its sole discretion, adjust the share multiplier for certain events affecting the Underlying Stock, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Stock Issuer, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. For example, the calculation agent is not required to make any adjustments to the share multiplier if the Underlying Stock Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Stock. Consequently, this could affect the calculation of the maturity payment amount and the market value of the securities. You should refer to "Specific Terms of the Securities — Antidilution Adjustments" beginning on page P-15 for a description of the general circumstances in which the calculation agent will make adjustments to the share multiplier.

Hedging transactions may affect the return on the securities

     As described below under "Use of Proceeds and Hedging" on page P-27, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing the Underlying Stock, futures or options on the Underlying Stock or other derivative instruments with returns linked or related to changes in the market price of the Underlying Stock, and our hedging counterparties may adjust these hedges by, among other things, purchasing or selling the Underlying Stock, futures, options or other derivative instruments with returns linked to the Underlying Stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Underlying Stock and, therefore, the market value of the securities. It is possible that our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of commissions and projected profits from hedging in the initial public offering price is likely to adversely affect secondary market prices for the securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia Capital Markets, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia Capital Markets, LLC, as a result of dealer discounts, mark-ups or other transactions.

The calculation agent may postpone the valuation date and, therefore, the determination of the final stock price and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, the determination of the final stock price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date. If a postponement occurs, the calculation agent will use the closing price per share of the Underlying Stock on the next succeeding trading day on which no market disruption event occurs or is continuing. As a result, the maturity date for the securities would also be postponed. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of the Underlying Stock resulting from the postponement of the valuation date. See "Specific Terms of the Securities — Market Disruption Event" beginning on page P-14.

Potential conflicts of interest could arise

     Wachovia Capital Markets, LLC and its affiliates expect to engage in trading activities related to the Underlying Stock, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Underlying Stock and, therefore, the market value of the securities and payment at maturity. Wachovia Capital Markets, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the value of the Underlying Stock. These trading activities may present a conflict between your interest in your securities and the interests that Wachovia Capital Markets, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Underlying Stock, could be adverse to your interests as a holder of the securities.

     Wachovia Capital Markets, LLC or its affiliates may presently or from time to time engage in business with us or the Underlying Stock Issuer. This business may include extending loans to, or making equity investments in, the Underlying Stock Issuer or providing advisory services to the Underlying Stock Issuer, including merger and acquisition advisory services. In the course of business, Wachovia Capital Markets, LLC or its affiliates may acquire non-public information relating to the Underlying Stock Issuer and, in addition, one or more affiliates of Wachovia Capital Markets, LLC may publish research reports about the Underlying Stock Issuer. We do not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the Underlying Stock Issuer. Any prospective purchaser of the securities should undertake an independent investigation of the Underlying Stock Issuer as in its judgment is appropriate to make an informed decision regarding an investment in the securities.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities could be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     You should consider the tax consequences of investing in the securities, significant aspects of which are uncertain. See "Taxation in the United States" in this pricing supplement and in the accompanying prospectus supplement and prospectus.

SPECIFIC TERMS OF THE SECURITIES

Issuer: Specified currency: Principal Amount per security: Aggregate Principal Amount: Agent:	Eksportfinans ASA U.S. dollars $1,000.00 $33,000,000.00 Wachovia Capital Markets, LLC. The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as: Trade Date: Original Issue Date: Maturity Date: Interest:	Principal August 28, 2008 September 5, 2008 January 16, 2009 The securities will bear interest at a rate of 0.25% per annum, to be payable monthly.

Interest Payment Date:

Payable on the 16th of each month, beginning on October 16, 2008 up to and including the maturity date.

If the maturity date is postponed due to a postponement of the valuation date, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the securities or on such payment during the period from or after the scheduled maturity date.

The regular record dates will be the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. For the purpose of determining the holder at the close of business on a day that is not a business day, the close of business will mean 5:00 P.M. in New York City, on that day.

Valuation Date:

January 14, 2009. However, if that date occurs on a day on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be the next succeeding trading day on which the calculation agent has determined that a market disruption event has not occurred or is not continuing. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

Underlying Stock:

The common stock of Research in Motion Limited (ISIN: CA7609751028; NASDAQ symbol: RIMM) which we refer to as the Underlying Stock Issuer. The Underlying Stock Issuer has no obligations relating to, and does not sponsor or endorse, the securities.

Payment at Maturity:

On the maturity date, for each security you hold, you will receive a payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the price of the Underlying Stock.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final stock price is greater than the initial stock price, the maturity payment amount per security will be the initial stock price plus the Enhanced Upside Payment, or

  If the final stock price is less than or equal to the initial stock price, the maturity payment amount will be the principal amount times (the final stock price divided by the initial stock price).

If the final stock price is less than the initial stock price, you will lose some or all of your principal.

Initial Stock Price: Final Stock Price:	$126.65 As determined by the calculation agent, the closing price per share of the Underlying Stock multiplied by the share multiplier, as of the valuation date.

Enhanced Upside Payment:

2.00 times the Underlying Stock performance times the principal amount. However, in no event may the Enhanced Upside Payment exceed $300.00, an amount which is 30.00% over the principal amount of the securities (such maximum Enhanced Upside Payment plus the principal amount being the maximum payment at maturity).

Underlying Stock performance:

The percentage increase in the price of the Underlying Stock from the initial stock price to the final stock price, and can be expressed by the following formula:

(final stock price – initial stock price)
initial stock price

Share Multiplier:	1.0, subject to adjustment for certain corporate events relating to the Underlying Stock Issuer described in this pricing supplement under "Additional Information — Antidilution Adjustments".

Closing Price:	The closing price for one share of the Underlying Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if the Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the Underlying Stock (or any such other security) is listed or admitted to trading, or if the Underlying Stock (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq Global Market but is included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the National Association of Securities Dealers, Inc. (the NASD), the

last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding sentence, then the closing price for one share of the Underlying Stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

Relevant Exchange:

The primary U.S. securities organized exchange or market of trading for the Underlying Stock. If a reorganization event has occurred, the relevant exchange will be the stock exchange or securities market on which the distribution property (as defined below under "— Antidilution Adjustments — Adjustments for Reorganization Events" on page P-20) that is a listed equity security is principally traded, as determined by the calculation agent. The relevant exchange as of the date of this pricing supplement is the NYSE.

Market Disruption Event:	A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in the Underlying Stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying Stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the Underlying Stock does not trade on the NYSE, the American Stock Exchange, the NASDAQ Global Market or what was the primary market for the Underlying Stock, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that we or our hedge counterparties have effected or may effect as described below under "Use of Proceeds and Hedging".

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in the Underlying Stock on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying Stock.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts relating to the Underlying Stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the Underlying Stock, if available, in the primary market for those contracts, by reason of any of:

a price change exceeding limits set by that market;

an imbalance of orders relating to those contracts; or

a disparity in bid and asked quotes relating to those contacts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Underlying Stock in the primary market for those contracts.

Antidilution Adjustments:

The share multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this pricing supplement under "Additional Information — Antidilution Adjustments". We describe the risks relating to dilution above under "Risk Factors — You have limited antidilution protection" on page P-10.

Calculation Agent: Business Day:

Wachovia Capital Markets, LLC

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

For purposes of this issuance, a trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Day Count Fraction: Tax Redemption: Additional Amounts Payable: Authorized Denominations: Form of Securities:	30/360, unadjusted No No $1,000.00 Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the maturity payment amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, index linked notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk factors" in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the "Company", "we", "us", or "our" refers to Eksportfinans ASA.

ADDITIONAL INFORMATION

Antidilution Adjustments

     The share multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your securities. We describe the risks relating to dilution above under "Risk Factors — You have limited antidilution protection" on page P-10.

How adjustments will be made

     If one of the events described below occurs with respect to the Underlying Stock and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of the Underlying Stock, the calculation agent will calculate a corresponding adjustment to the share multiplier as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share multiplier will be adjusted by the calculation agent by multiplying the existing share multiplier by a fraction whose numerator is the number of shares of the Underlying Stock outstanding immediately after the stock split and whose denominator is the number of shares of the Underlying Stock outstanding immediately prior to the stock split. Consequently, the share multiplier will be adjusted to double the prior share multiplier, due to the corresponding decrease in the market price of the Underlying Stock.

     The calculation agent will also determine the effective date of that adjustment, and the replacement of the Underlying Stock, if applicable, in the event of consolidation or merger or certain other events in respect of the Underlying Stock Issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee and the issuing and paying agent, stating the adjustment to the share multiplier. The calculation agent will not be required to make any adjustments to the share multiplier after the close of business on the fifth trading day immediately prior to the maturity date. In no event, however, will an antidilution adjustment to the share multiplier during the term of the securities be deemed to change the principal amount per security.

     If more than one event requiring adjustment occurs with respect to the Underlying Stock, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the share multiplier for the second event, applying the required adjustment to the share multiplier as already adjusted for the first event, and so on for any subsequent events.

     For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the share multiplier unless the adjustment would result in a change to the share multiplier then in effect of at least 0.1%. The share multiplier resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

     If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your securities that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

     No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Stock Issuer for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Stock Issuer.

     The following events are those that may require an antidilution adjustment of the share multiplier:

  a subdivision, consolidation or reclassification of the Underlying Stock or a distribution or dividend of Underlying Stock to existing holders of the Underlying Stock by way of bonus, capitalization or similar issue;

  a distribution or dividend to existing holders of the Underlying Stock of:

    shares of the Underlying Stock,

    other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Underlying Stock Issuer equally or proportionately with such payments to holders of the Underlying Stock, or any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

  the declaration by the Underlying Stock Issuer of an extraordinary or special dividend or other distribution whether in cash or shares of the Underlying Stock or other assets;

  a repurchase by the Underlying Stock Issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

  any other similar event that may have a dilutive or concentrative effect on the market price of the Underlying Stock; and

  a consolidation of the Underlying Stock Issuer with another company or merger of the Underlying Stock Issuer with another company.

Stock Splits and Reverse Stock Splits

     A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

     A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the Underlying Stock is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the share multiplier to equal the product of the prior share multiplier and the number of shares issued in such stock split or reverse stock split with respect to one share of the Underlying Stock.

Stock Dividends

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If the Underlying Stock is subject (1) to a stock dividend payable in shares of the Underlying Stock that is given ratably to all holders of the Underlying Stock or (2) to a distribution of the Underlying Stock, then once the dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the sum of the prior share multiplier plus the product of:

  the number of shares issued with respect to one share of the Underlying Stock, and the prior share multiplier.

     The ex-dividend date for any dividend or other distribution is the first day on and after which the Underlying Stock trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

     The share multiplier will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to the Underlying Stock, other than:

  stock dividends described above,

  issuances of transferable rights and warrants as described in "— Transferable Rights and Warrants" below,

  distributions that are spin-off events described in "— Reorganization Events" beginning on page P-20, and extraordinary dividends described below.

     An extraordinary dividend means each of (a) the full amount per share of Underlying Stock of any cash dividend or special dividend or distribution that is identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the Underlying Stock Issuer as an extraordinary or special dividend or distribution) distributed per share of Underlying Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Underlying Stock that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this pricing supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the closing price of Underlying Stock on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the base closing price) and (c) the full cash value of any non-cash dividend or distribution per share of Underlying Stock (excluding marketable securities, as defined below).

     If the Underlying Stock is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the share multiplier on the ex-dividend date to equal the product of:

  the prior share multiplier, and

  a fraction, the numerator of which is the base closing price of the Underlying Stock on the trading day preceding the ex- dividend date and the denominator of which is the amount by which the base closing price of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

     Notwithstanding anything herein, the initiation by the Underlying Stock Issuer of an ordinary dividend on the Underlying Stock or any announced increase in the ordinary dividend on the Underlying Stock will not constitute an extraordinary dividend requiring an adjustment.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on the Underlying Stock that is a dividend payable in shares of Underlying Stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of shares of Underlying Stock only as described in "— Stock Dividends" above, "— Transferable Rights and Warrants" below or "— Reorganization Events" below, as the case may be, and not as described here.

Transferable Rights and Warrants

     If the Underlying Stock Issuer issues transferable rights or warrants to all holders of the Underlying Stock to subscribe for or purchase the Underlying Stock at an exercise price per share that is less than the closing price of the Underlying Stock on the trading day before the ex-dividend date for the issuance, then the share multiplier will be adjusted to equal the product of:

  the prior share multiplier, and

  a fraction, (1) the numerator of which will be the number of shares of the Underlying Stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of shares of the Underlying Stock outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional shares of the Underlying Stock (referred to herein as the additional shares) that the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex- dividend date for the issuance.

     The number of additional shares will be equal to:

  the product of (1) the total number of additional shares of the Underlying Stock offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by the closing price of the Underlying Stock on the trading day before the ex-dividend date for the issuance.

     If the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants differs from the number of shares of the Underlying Stock offered in respect of the rights or warrants, then the share multiplier will promptly be readjusted to the share multiplier that would have been in effect had the adjustment been made on the basis of the number of shares of the Underlying Stock actually delivered in respect of the rights or warrants.

Reorganization Events

     Each of the following is a reorganization event:

  the Underlying Stock is reclassified or changed,

  the Underlying Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of Underlying Stock are exchanged for or converted into other property, a statutory share exchange involving outstanding shares of Underlying Stock and the securities of another entity occurs, other than as part of an event described above,

  the Underlying Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

  the Underlying Stock Issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer), or the Underlying Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer, or a going-private transaction is consummated, for all the outstanding shares of Underlying Stock.

Adjustments for Reorganization Events

     If a reorganization event occurs, then the calculation agent will adjust the share multiplier to reflect the amount and type of property or properties — whether cash, securities, other property or a combination thereof — that a prior holder of the number of shares of the Underlying Stock represented by its investment in the securities would have been entitled to in relation to an amount of shares of the Underlying Stock equal to what a holder of shares of the Underlying Stock would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

     For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of shares of the Underlying Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of shares of the Underlying Stock that makes no election, as determined by the calculation agent in its sole discretion.

     If any reorganization event occurs, in each case as a result of which the holders of the Underlying Stock receive any equity security listed on a national securities exchange which we refer to as a marketable security, other securities or other property, assets or cash, which we collectively refer to as exchange property, the amount payable upon exchange at maturity with respect to the principal amount of each security following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the share multiplier will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the securities, the term Underlying Stock in this pricing supplement will be deemed to mean:

(a) if the Underlying Stock continues to be outstanding:

(1) the Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the share multiplier in effect on the valuation date (taking into account any adjustments for any distributions described under paragraph (a)(3) below); and

(2) for each marketable security received in such reorganization event, which we refer to as a new stock, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the Underlying Stock, the product of (i) the number of shares of the new stock received with respect to one share of the Underlying Stock, (ii) the share multiplier for the Underlying Stock on the trading day immediately prior to the effective date of the reorganization event, and (iii) the gross-up multiplier (as determined under paragraph (a)(3) below), if applicable (such product the new stock share multiplier), as adjusted to the valuation date; and

(3) for any cash and any other property or securities other than marketable securities received in such reorganization event (including equity securities listed on a non-U.S. securities exchange), which we refer to as non-stock exchange property, a number of shares of the Underlying Stock, determined by the calculation agent at the close of trading on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the share multiplier in effect for the Underlying Stock on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property per share of the Underlying Stock on such trading day and the denominator of which is the amount by which the closing price of the Underlying Stock exceeds the value of the non-stock exchange property on such trading day (the result of such fraction the "gross-up multiplier"); and the number of such shares of the Underlying Stock determined in accordance with this clause will be added at the time of such adjustment to the share multiplier calculated under (1) above,

(b) if the Underlying Stock is surrendered for exchange property:

(1) that includes new stock (as defined above):

(i) the number of shares of the new stock received with respect to one share of the Underlying Stock multiplied by the share multiplier for the Underlying Stock on the trading day immediately prior to the effective date of the reorganization event (the new stock share multiplier), as adjusted to the valuation date; and

(ii) for any non-stock exchange property (as defined above), a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock share multiplier as calculated under (i) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per share of the Underlying Stock and the denominator of which is the amount by which the closing price of the Underlying Stock exceeds the value on such trading day of the non-stock exchange property received per share of the Underlying Stock, or

(2) that consists exclusively of non-stock exchange property:

(i) if the surviving entity has marketable securities outstanding following the reorganization event and either (A) such marketable securities were in existence prior to such reorganization event or (B) such marketable securities were exchanged for previously outstanding marketable securities of the surviving entity or its predecessor (predecessor stock) in connection with such reorganization event (in either case of (A) or (B), the new stock), a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event equal to the share multiplier in effect for the Underlying Stock on the trading day immediately prior to the effective date of such reorganization event multiplied by a fraction, the numerator of which is the value of the non-stock exchange property per share of the Underlying Stock on such trading day and the denominator of which is the closing price of the new stock (or, in the case of predecessor stock, the closing price of the predecessor stock multiplied by the number of shares of the new stock received with respect to one share of the predecessor stock) or

(ii) if the surviving entity does not have marketable securities outstanding, or if there is no surviving entity (in each case, a replacement stock event), the replacement stock (selected as defined below) with a value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the share multiplier in effect for the Underlying Stock on the trading day immediately prior to the effective date of such reorganization event.

     If a reorganization event occurs with respect to the shares of the Underlying Stock and the calculation agent adjusts the share multiplier to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new share multiplier. The calculation agent will do so to the same extent that it would make adjustments if the shares of the Underlying Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the Underlying Stock, the required adjustment will be made with respect to that component as if it alone were the number of shares of the Underlying Stock.

     For example, if the Underlying Stock Issuer merges into another company and each share of the Underlying Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of the Underlying Stock will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the share multiplier to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "— Antidilution Adjustments", as if the common shares were shares of the Underlying Stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of the Underlying Stock (with no interest adjustment).

     For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Replacement Stock Events

     Following the occurrence of a replacement stock event described in paragraph (b)(2)(ii) above, the maturity payment amount for each security will be determined by reference to a replacement stock at the basket stock share multiplier then in effect for such replacement stock as determined in accordance with the following paragraph.

     The replacement stock will be the stock having the closest "option period volatility" to the Underlying Stock among the stocks that then comprise the applicable replacement stock selection index (or, if publication of such index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (SIC code) as the Underlying Stock Issuer (or, if no SIC Code has been assigned to the Underlying Stock Issuer, the applicable SIC Code pertaining to companies in the same industry as the Underlying Stock Issuer at the time of the relevant replacement stock event); provided, however, that a replacement stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Eksportfinans, our hedging counterparties or any of their affiliates that would materially limit the ability of Eksportfinans, our hedging counterparties or any of their affiliates to hedge the securities with respect to such stock. In the event that the replacement stock cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the replacement stock will be selected by the calculation agent from the stocks within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the Underlying Stock Issuer. Each replacement stock will be assigned a replacement stock multiplier equal to the number of shares of such replacement stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property and (b) the share multiplier in effect for the Underlying Stock on the trading day immediately prior to the effective date of such reorganization event.

     The option period volatility means, in respect of any trading day, the volatility (calculated by referring to the closing price of the Underlying Stock on the relevant exchange) for a period equal to the 125 trading days immediately preceding the announcement date of the reorganization event, as determined by the calculation agent.

The replacement stock selection index means the S&P 500 Index, unless otherwise specified in the applicable terms supplement.

Calculation Agent

     We have initially appointed Wachovia Capital Markets, LLC as calculation agent. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the securities.

THE UNDERLYING STOCK

The Underlying Stock Issuer

     Provided below is a brief description of the Underlying Stock Issuer obtained from publicly available information published by the Underlying Stock Issuer.

     Research in Motion Limited is a designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, Research in Motion Limited provides platforms and solutions for access to time-sensitive information including email, phone, SMS messaging, Internet and intranet-based applications. Research in Motion Limited technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data.

     Information about the Underlying Stock may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from the Underlying Stock Issuer's website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Underlying Stock Issuer with the SEC.

     The Underlying Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the Underlying Stock Issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuer under the Exchange Act can be located by reference to SEC file number 000-29898.

     This pricing supplement relates only to the securities and does not relate to the Underlying Stock. We have derived the information about the Underlying Stock Issuer in this pricing supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any "due diligence" investigation or any inquiry of the Underlying Stock Issuer in connection with the offering of the securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Underlying Stock Issuer contained in this pricing supplement. Furthermore, we do not know whether the Underlying Stock Issuer have disclosed all events occurring before the date of this pricing supplement — including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market prices of the Underlying Stock and, therefore, the initial stock price and the final stock prices of the Underlying Stock that the calculation agent will use to determine the maturity payment amount with respect to your securities. You, as an investor in the securities, should make your own investigation of the Underlying Stock Issuer.

Historical Data

     The Underlying Stock is listed on the NASDAQ under the symbol "RIMM". The following table sets forth the high intra-day, low intra-day and quarter-end closing prices for the Underlying Stock. The information given below is for each calendar quarters from January 1, 2004 through June 30, 2008 and the period from July 1, 2008 to August 28, 2008. On August 28, 2008, the closing price for the Underlying Stock was $126.65. The closing prices listed below were obtained from Bloomberg Financial Markets without independent verification. The historical closing prices of the Underlying Stock should not be taken as an indication of future performance, and no assurance can be given that the price of the Underlying Stock will not decrease such that you would receive less than the principal amount of your securities at maturity.

High Intra-Day, Low Intra-Day and Period-End Closing Price of the Underlying Stock

		High Intra-Day Price of the Underlying Stock	Low Intra-Day Price of the Underlying Stock	Period-End Closing Price of the Underlying Stock
Quarter-Start Date	Quarter-End Date

01/01/2004	03/31/2004	16.8067	11.54	15.56
04/01/2004	06/30/2004	22.8167	14.52	22.82
07/01/2004	09/30/2004	25.66	17.76	25.45
10/01/2004	12/31/2004	31.32	24.60	27.47

01/01/2005	03/31/2005	27.71	20.21	25.47
04/01/2005	06/30/2005	27.94	21.20	24.60
07/01/2005	09/30/2005	27.1967	22.67	22.77
10/01/2005	12/31/2005	22.7667	19.13	22.00

01/01/2006	03/31/2006	29.57	21.42	28.29
04/01/2006	06/30/2006	28.76	20.68	23.26
07/01/2006	09/30/2006	34.2167	20.79	34.22
10/01/2006	12/31/2006	47.1867	33.34	42.59

01/01/2007	03/31/2007	48.9233	40.40	45.50
04/01/2007	06/30/2007	66.6633	43.76	66.66
07/01/2007	09/30/2007	99.86	65.92	98.55
10/01/2007	12/31/2007	133.0301	96.26	113.40

01/01/2008	03/31/2008	118.15	84.1	112.23
04/01/2008	06/30/2008	147.55	115.47	116.9
07/01/2008	08/28/2008	133.75	105.85	126.65

TAXATION IN THE UNITED STATES

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under "Taxation in the United States". The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as income-bearing financial contracts linked to the value of the Underlying Stock and, unless otherwise indicated, the discussion below assumes this to be the case. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     For U.S. Federal income tax purposes, the securities will be treated as income-bearing financial contracts under which you will be required to include the income payable on the securities in gross income as ordinary income under your regular method of accounting and, by purchasing a security, you will be deemed to have agreed to that treatment. You generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to accrued but unpaid income on the securities which will be taxable as ordinary income as described above) and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it is possible that the securities could be treated as a single debt instrument subject to the rules concerning short-term debt securities as described in the accompanying prospectus under "Taxation in the United States."

     Possible New Administrative Guidance and/or Legislation. On December 7, 2007, the IRS released a notice stating that it and Treasury are actively considering the proper federal tax treatment of an instrument such as the securities, including whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any, and whether any such guidance would be applied on a retroactive basis. Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of your investment, possibly retroactively.

     Since you will receive coupon payments on the securities on a current basis and by acquiring the securities you agree to treat the income payable on the securities as ordinary income for U.S. Federal income tax purposes in accordance with your regular method of accounting, if any regulations are ultimately adopted pursuant to the Notice with respect to pre-paid forward contracts and similar instruments, it is unclear whether such regulations would apply to the securities and, if so, whether such regulations would otherwise alter the tax treatment of the securities (e.g., requiring accrual of some other amount as ordinary income and/or requiring any gain or loss to be characterized as ordinary rather than capital).

     The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special "constructive ownership" rules of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. Federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and the IRS issue guidance providing that some other treatment is more appropriate.

     Prospective purchasers of the securities should review the "Taxation in the United States" section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the maturity payment amount at the maturity of the securities.

     The hedging activity discussed above may adversely affect the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See "Risk Factors — Hedging transactions may affect the return on the securities" and "Risk Factors — Potential conflicts of interest could arise" for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wachovia Capital Markets, LLC (the agent) as principal, pursuant to a terms agreement dated as of August 28, 2008 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wachovia Capital Markets, LLC	$33,000,000.00
Total	$33,000,000.00

     The agent named above proposes to offer the securities in part directly to the public at the initial maximum offering price set forth on the cover page of this pricing supplement and in part to Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $2.50 per security.

     Proceeds to be received by Eksportfinans in this offering will be net of the underwriting discount, commission and expenses payable by Eksportfinans.

     After the securities are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the agent.

     The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wachovia Capital Markets, LLC or an affiliate of Wachovia Capital Markets, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wachovia Capital Markets, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent. In respect of specific jurisdictions, please note the following:

     The securities, and the offer to sell such securities, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

     The securities will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.

     The securities may not be offered or sold to the public in Brazil. Accordingly, the securities have not been submitted to the Comissão de Valores Mobiliários for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     Neither the securities nor Eksportfinans are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.